Exhibit 99.4

Computershare PO Box 43078, Providence, RI 02940-3078	PRESORTED FIRST-CLASS MAIL U.S. POSTAGE PAID COMPUTERSHARE

Important Notice Regarding the Availability of Information Statement Materials

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

YOU ARE NOT REQUIRED

TO RESPOND OR TAKE ANY OTHER ACTION

AT&T Inc. (“AT&T”) is providing this notice to you because you hold AT&T common stock. AT&T has released materials for your information regarding the spin-off of Magallanes, Inc. (“Spinco”) in connection with a transaction whereby Drake Subsidiary, Inc. (“Merger Sub”), which is a direct, wholly owned subsidiary of Discovery, Inc. (“Discovery”), to be renamed Warner Bros. Discovery, Inc. (“WBD”) in connection with the completion of such transaction, will merge with and into Spinco, Spinco will continue as the surviving company and a wholly owned subsidiary of WBD, and the shares of Spinco common stock will automatically convert into the right to receive shares of WBD common stock. This notice provides instructions on how you can access Spinco’s Information Statement in connection with the spin-off immediately prior to the merger (the “Information Statement”). The Information Statement contains important information, and we encourage you to review it. You may view the Information Statement online at                                  and easily request a paper or e-mail copy of it (see below). If you wish to receive a paper copy, please make your request for a paper copy as soon as possible to facilitate timely delivery.

AT&T will effect the spin-off by distributing 100% of the shares of Spinco common stock on a pro rata basis to AT&T common shareholders as of the record date for the distribution. Immediately following such distribution, Merger Sub will merge with and into Spinco, and the shares of Spinco common stock will automatically convert into the right to receive shares of WBD common stock. You will be contacted by WBD following the completion of these transactions regarding your shares of WBD common stock.

AT&T is providing this notice and Information Statement FOR YOUR INFORMATION ONLY. You are NOT required to respond or take any other action. AT&T is NOT soliciting a proxy or other consent from you in connection with the spin-off or combination of Spinco with WBD. These materials are NOT a form for voting.

See below for instructions on how to access materials.

Access the Information Statement	To access the Information Statement online
INTERNET:

Request and receive a paper or e-mail copy
If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
TELEPHONE:
SCAN this QR code with your smartphone camera or visit	E-MAIL:
If requesting materials by e-mail, please include your name and address in the body of the email with ‘Information Statement’ in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.